EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

DYCOM INDUSTRIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.33 1/3 per share issuable under the Company’s 2012 Long-Term Incentive Plan (1)	Rule 457(c) and Rule 457(h) (2)	650,000 (1)	$80.66 (2)	$52,429,000	$92.70 per $1,000,000	$4,860.17
Total Offering Amounts		$52,429,000				$4,860.17
Total Fee Offsets						--
Net Fee Due						$4,860.17

(1)	This Registration Statement covers shares of Common Stock, par value $0.33 1/3, of the registrant available for issuance under the Dycom Industries, Inc. 2012 Long-Term Incentive Plan, as amended and restated on May 26, 2022 (the “Plan”). Pursuant to Rule 416(a) under the Securities Act, this Registration Statement also covers any additional shares of Common Stock that may become issuable under the Plan as a result of any stock dividend, stock split, recapitalization or similar transaction specified in the Plan.
(2)	With respect to shares available for future issuance, the Proposed Maximum Offering Price Per Share, estimated in accordance with Rule 457(c) and 457(h) under the Securities Act for purposes of calculating the registration fee, is $80.66, which is estimated solely for the purpose of calculating the registration fee. Such estimate is calculated pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices ($81.50 and $79.83, respectively) of the Common Stock as reported on the New York Stock Exchange on May 23, 2022.